Exhibit 99.2
I, Donald R. Kimble, Chief Financial Officer of Huntington Bancshares Incorporated (Huntington) certify, based on my knowledge, that:
(i) The compensation committee of Huntington has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (which for Huntington was January 1, 2010 through December 22, 2010, and referred to as the 2010 TARP Period, because Huntington repaid TARP funds as of December 22, 2010 and has no outstanding obligations arising from financial assistance under TARP), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Huntington;
(ii) The compensation committee of Huntington has identified and limited during the 2010 TARP Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Huntington and has identified any features of the employee compensation plans that pose risks to Huntington and has limited those features to ensure that Huntington is not unnecessarily exposed to risks;
(iii) The compensation committee has reviewed, at least every six months during the 2010 TARP Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Huntington to enhance the compensation of an employee, and has limited any such features;
(iv) The compensation committee of Huntington will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The compensation committee of Huntington will provide a narrative description of how it limited during the 2010 TARP Period the features in
(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Huntington;
(B) Employee compensation plans that unnecessarily expose Huntington to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of Huntington to enhance the compensation of an employee;
(vi) Huntington has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the 2010 TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii) Huntington has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the 2010 TARP Period;
(viii) Huntington has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the 2010 TARP Period;
(ix) Huntington and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the 2010 TARP Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x) In its proxy statement for its 2010 annual meeting of shareholders, Huntington included a non-binding shareholder resolution in accordance with section 111 of EESA and in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during 2009, and since Huntington repaid TARP funds as of December 22, 2010 and has no outstanding obligation arising from financial assistance under TARP, Huntington will include in its proxy statement for its 2011 annual meeting of shareholders a non-binding shareholder resolution in accordance with Section 14A of the Securities Exchange Act of 1934, which was added pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during 2010 including the 2010 TARP Period;

(xi) Huntington will disclose the amount, nature, and justification for the offering, during the 2010 TARP Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii) Huntington will disclose whether Huntington, the board of directors of Huntington, or the compensation committee of Huntington has engaged during the 2010 TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii) Huntington has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2010 TARP Period;
(xiv) Huntington has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Huntington and Treasury, including any amendments;
(xv) Since Huntington repaid TARP funds as of December 22, 2010 and has no outstanding obligation arising from financial assistance under TARP, its TARP period ended on December 22, 2010, and Huntington is not compiling a list of the SEOs and the twenty next most highly compensated employees for 2011; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)
Dated: February 18, 2011

/s/ Donald R. Kimble
Donald R. Kimble
Chief Financial Officer